Exhibit 10.60

March 4, 2010

VIA FACSIMILE TO (954) 888-7310

& DHL EXPRESS

DHL Network Operations (USA), Inc.

1200 South Pine Island Road

Plantation, Florida 33324

Attention: Jon E. Olin – EVP, General Counsel & Secretary

Re:	Base and Incremental Markup for the Fourth Quarter of 2009 under the ACMI Service Agreement, by and between DHL Network Operations (USA), Inc., as successor in interest to Airborne, Inc. (“Groundco”) and ABX Air, Inc. (“Airco”), dated August 15, 2003, as amended on April 27, 2004 and November 9, 2008 (the “ACMI Agreement”).

Dear Jon:

Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed thereto in the ACMI Agreement.

In accordance with paragraph (c) of the Second Amendment to the ACMI Agreement, dated November 9, 2008, Groundco and Airco hereby agree as follows:

(a) The Base Markup, quarterly cost component and quarterly portion of the annual cost and service components of the Incremental Markup to be paid to Airco in exchange for the services provided by Airco to Groundco under the ACMI Agreement during the fourth quarter of 2009 shall total $1,800,000. DHL shall pay to ABX such amounts, to the extent that such amounts have yet to be paid, no later than March 31, 2010, in accordance with the terms of the ACMI Agreement.

(b) Notwithstanding paragraph (a) above, in the event that Airco and/or one or more of its affiliates and DHL and/or one or more of its affiliates subsequently consummate transaction documentation with respect to the lease and operation of Boeing 767 aircraft, then the total amount set forth in paragraph (a) above shall be increased to $2,750,000, which amount will be paid by DHL to ABX within fourteen (14) days from the date of the consummation of such documentation.

(c) Groundco and Airco further agree that the allocation of overhead costs attributable to Airco’s provision of Third Party Services under the ACMI Agreement, shall not exceed $800,000 in total for the fourth quarter of 2009. Notwithstanding the foregoing sentence, in the event that Airco and/or one or more of its affiliates and DHL and/or one or more of its affiliates subsequently consummate transaction documentation with respect to the lease and operation of Boeing 767 aircraft after the termination or

Jon E. Olin

March 4, 2010

2 of 2

expiration of the ACMI Agreement, then the overhead costs attributable to Airco’s provision of such Third Party Services and Ancillary Services shall not exceed $1,000,000 in total for the fourth quarter of 2009, and ABX will reimburse DHL for any additional overhead allocation resulting therefrom within fourteen (14) days from the date of the consummation of such documentation.

Except to the extent provided herein, the terms and conditions of the ACMI Agreement shall remain in full force and effect until August 15, 2010, when the Agreement will expire by its own terms.

Please acknowledge Groundco’s acceptance of the foregoing by having an authorized representative of DHL Network Operations (USA), Inc. sign and date both counterparts of this letter in the space provided below and returning one counterpart to me for my records.

Sincerely,

ABX Air, Inc.

W. Joseph Payne
Vice President
General Counsel & Secretary

ACCEPTED AND AGREED:

DHL Network Operations (USA), Inc.

By:

Its:

Date: